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Contact:       Jason Rubin               Liz Shanahan (Europe)
               Cephalon, Inc.                 Sante Communications
               610-738-6302              011-44-1-71-379-7377

FOR IMMEDIATE RELEASE
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                  Cephalon and Chiron Withdraw Application to
                          Market Myotrophin in Europe

     West Chester, PA - September 15, 1998 - Cephalon, Inc. (NASDAQ: CEPH) announced today that Cephalon-Chiron B.V. has withdrawn its application to the European Medicines Evaluation Agency (EMEA) seeking clearance to market MYOTROPHIN (mecasermin) Injection in Europe for the treatment of amyotrophic lateral sclerosis (ALS or motor neuron disease). This decision was based on difficulties in resolving issues raised by the Rapporteurs concerning the differences in response seen in the two pivotal studies, and whether a benefit measured by slowing disease progression, using a functional rating scale, is considered clinically relevant.

     "It is not possible to resolve these issues within the timeframe allotted to the review process," stated Frank Baldino, Jr., Ph.D., Cephalon's president and chief executive officer. "Until these important issues are resolved, we do not believe it is worthwhile to proceed further towards a decision on this application."

     Cephalon, Inc., headquartered in West Chester, PA, is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat neurological disorders and cancer.

     In addition to historical facts, this press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These statements are based on the company's current belief as to the possibility and timing of future events. Actual results could differ materially from those reflected in the forward-looking statements. Factors which could cause actual results to differ from the company's expectations include, without limitation, the nature of regulatory decisions, the pricing of competitive products, the impact of litigation, risks commonly associated with development and commercialization of drugs and other specific factors that could cause the company's performance to differ from current expectations. These risks are described in documents the company files with the SEC, such as the most recent reports on Form 8-K, Form 10-Q and/or Form 10-K.

     NOTE: Cephalon's press releases are posted on the Internet at the company's Web site at http://www.cephalon.com. They are also available by fax
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